PURCHASE AND SALE AGREEMENT

                                   between

                          ENSERCH EXPLORATION, INC.,

                                  as Seller,

                                     and

                        ABRAXAS PETROLEUM CORPORATION,

                                  as Buyer.





                                 May 22, 1996




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                              TABLE OF CONTENTS



1.    Property to be Sold and Purchased................................1

2.    Purchase Price...................................................2

3.    Deposit..........................................................2

4.    Seller's Representations.........................................3

5.    Buyer's Representations..........................................4

6.    Certain Covenants of Seller and Buyer Pending Closing............5

7.    Due Diligence Reviews............................................8

8.    Certain Price Adjustments.......................................11

9.    Conditions Precedent to Buyer's Obligations.....................12

10.   Conditions Precedent to Seller's Obligations....................13

11.   The Closing.....................................................13

12.   Certain Accounting Adjustments..................................16

13.   Assumption and Indemnification..................................18

14.   Disclaimer of Warranties........................................19

15.   Commissions.....................................................20

16.   Casually Loss...................................................20

17.   Notices.........................................................21

18.   Survival of Provisions..........................................22

19.   Miscellaneous Matters...........................................22

EXHIBIT A............................................................A-1
EXHIBIT B............................................................B-1
EXHIBIT C............................................................C-1
EXHIBIT D............................................................D-1
EXHIBIT E............................................................E-1

                         PURCHASE AND SALE AGREEMENT


      This  Agreement,  dated  May 22,  1996,  is made  by and  between  ENSERCH
EXPLORATION,   INC.,   (hereinafter   called  "Seller")  and  ABRAXAS  PETROLEUM
CORPORATION (hereinafter called "Buyer");



                                 WITNESSETH:


      1. Property to be Sold and Purchased. Seller agrees to sell, and Buyer agrees to purchase, for the consideration hereinafter set forth, pursuant to a special warranty of title by, through and under Seller as limited in Section 14, but not otherwise, and subject to the terms and provisions herein contained, the following described properties, rights, and interests:

            (a) All rights, titles and interests of Seller in and to the oil, gas and mineral leases described in Exhibit A hereto (and any
      ratifications  and  amendments  to  such  leases,   whether  or  not  such
      ratifications and amendments are described in Exhibit A) and all of Seller's right, title, and interest in and to the fee mineral interests described in Exhibit A, if any; and

            (b) All rights, titles, and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and mineral unitization, pooling, and communitization agreements, declarations, and orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and declarations) relating to the properties described in subsection 1(a) to the extent such rights, titles, and interests are attributable to the properties described in subsection 1(a); and

            (c) All rights, titles, and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts that relate to any of the properties described in subsections 1(a) and 1(b), to the extent such rights, titles, and interests are attributable to the properties described in subsections 1(a) and 1(b); and

            (d) All crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description, including without limitation, "line fill" and inventory below the pipeline connection in tanks, insofar as such hydrocarbons may be produced from or are attributable to the properties described in Sections 1(a) and 1(b) after the Effective Date, as hereinafter defined.

            (e) All rights, titles, and interests of Seller in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures (including, but not limited to, all wells, wellhead, equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections 1(a) and 1(b) and used in connection with the exploration, development, operation, or maintenance thereof.

The properties and interests specified in subsections 1(a), 1(b), 1(c), 1(d) and 1(e) are herein sometimes collectively called the "Properties." The defined term "Properties" shall not include seismic data, geological or geophysical data, or other similar data, or any interpretations thereof or other data or records related thereto except that Seller shall provide Buyer with copies of such data and records in its possession and a license to seismic data, if permitted to do so by third party contracts. Such data and records shall not be subject to Defects as defined in Section 7 herein.

      2. Purchase Price. The unadjusted purchase price for the Properties shall be FORTY SEVEN MILLION, FIVE HUNDRED THOUSAND Dollars ($47,500,000) (herein called the "Base Purchase Price"). The Base Purchase Price may be adjusted, as provided in Sections 6(c) and 8 hereof. The Base Purchase Price, as so adjusted and as otherwise adjusted by mutual agreement of the parties herein, shall be called the "Purchase Price." Buyer shall pay the Purchase Price in cash at the Closing, as hereinafter provided. The Purchase Price shall be increased to include interest at the rate of seven percent (7%) per annum on the Base Purchase Price compounded on the first day of each month for the period commencing on the Effective Date and ending on the Closing Date.

      3. Deposit. Contemporaneous with its execution of this Agreement, Buyer paid to Seller THREE MILLION, EIGHT HUNDRED THOUSAND Dollars ($3,800,000) (hereinafter called the "Deposit"). If Buyer and Seller consummate the transaction contemplated hereby in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price. If Buyer and Seller do not consummate the transaction contemplated hereby because of a material default by Seller in the absence of a material default by Buyer, Seller shall return the Deposit to Buyer. If Buyer and Seller terminate this Agreement under Section 9 or 10 hereof in a circumstance where such Section provides for return of the Deposit, then Seller shall return the Deposit to Buyer. Except as provided in the preceding two sentences, if Buyer fails or refuses to consummate the transaction contemplated hereby, or if the transaction contemplated hereby otherwise fails to close on the Closing Date, Seller shall retain the Deposit as liquidated damages. The parties agree that damages in such event would be extremely difficult to determine, that the Deposit represents a fair and reasonable estimate of such damages under the circumstances, and that such a retention of the Deposit does not constitute a penalty.

      4.    Seller's Representations.  Seller represents to Buyer that:

            (a) Seller is a corporation duly organized and legally existing under the laws of its state of incorporation. Seller is qualified to do business and is in good standing, or will be at Closing, in each of the states in which Properties are located, where the laws of such state require a corporation owning the Properties located in such state to qualify to do business.

            (b) Seller has full power to enter this Agreement and perform its obligations hereunder and has taken all proper action to enter this Agreement and perform its obligations hereunder.

            (c) Seller's execution and delivery of this Agreement, the consummation of the transaction contemplated hereby, and Seller's compliance with the terms hereof, will not result in any default under any agreement or instrument to which Seller is a party or by which the Properties are bound that would be material to this transaction. Seller's execution and delivery of this Agreement will not violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or to the Properties that would be material to this transaction, except the following:

            (i) Any consents to assignment or waivers of preferential rights to purchase that must be obtained from third parties;

            (ii)  Compliance    with    the    Hart-Scott-Rodino     Antitrust
                  Improvements Act of 1976, as amended (the "HSR Act");

            (iii) Any approvals that must be obtained from governmental entities that are lessors under leases included in the Properties (or who administer such leases for such lessors) and that are customarily obtained post-closing; and

            (iv) Any maintenance of uniform interest provisions contained in any operating or other agreements.

            (d) This Agreement constitutes (and the Assignment and Bill of Sale provided for in Section 1.1(a)(i) hereof and any other documentation provided for herein to be executed by Seller, will, when executed and delivered, constitute) the legal, valid, and binding obligations of Seller, enforceable according to their terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

            (e) Except as disclosed on Exhibit D, there are no pending suits, actions, or other proceedings, not filed by Seller, in which Seller is a party that materially affect the Properties (including, without limitation, any actions challenging or pertaining to Seller's title to any of the Properties) or affecting the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

            (f) To the knowledge of Seller as of the date of execution of this Agreement, all material ad valorem, production, severance, excise, and similar taxes and assessments based upon or measured by the ownership of or the production of hydrocarbons from the Properties which have become due and payable have been properly paid or are being challenged in good faith by Seller, all applicable tax returns relating to the same have been filed, and Seller knows of no claim by any applicable taxing authority against Seller in connection with the payment of such taxes.

      5.    Buyer's Representations.  Buyer represents to Seller that:

            (a) Buyer is a corporation duly organized and legally existing under the laws of its state of organization. Buyer is qualified to do business and is in good standing, or will be at Closing, in each of the states in which Properties are located where the laws of such state require a corporation owning the Properties located in such state to qualify to do business.

            (b) Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to enter this Agreement and perform its obligations hereunder.

            (c) Buyer's execution and delivery of this Agreement, the consummation of the transaction contemplated hereby, and Buyer's compliance with the terms hereof, will not result in any default under any Agreement or instrument to which Buyer is a party or by which the Properties are bound that would be material to this transaction. Buyer's execution and delivery of this Agreement will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or to the Properties that would be material to this transaction, except the following:

            (i) Any consents to assignment or waivers of preferential rights to purchase that must be obtained from third parties;

            (ii)  Compliance with the "HSR Act";

            (iii) Any approvals that must be obtained from governmental entities that are lessors under leases included in the Properties (or who administer such leases for such lessors) and that are customarily obtained post-closing; and

            (iv) Any maintenance of uniform interest provisions contained in any operating or other agreements.

            (d) This Agreement constitutes, and the Assignment and Bill of Sale provided for in Section 1.1(a)(i) hereof and any other documentation provided for herein to be executed by Buyer, will, when executed and delivered, constitute, the legal, valid, and binding obligations of Buyer, enforceable according to their terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

            (e) There are no pending suits, actions, or other proceedings, not filed by Buyer, in which Buyer is a party that materially affect the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

            (f) Buyer is a knowledgeable purchaser, owner, and operator of oil and gas properties, has the ability to evaluate (and has evaluated or will evaluate prior to Closing) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933, as amended (and the rules and regulations pertaining thereto), or a distribution thereof in violation of any other applicable securities laws, rules, or regulations.

            (g) With regard to those Properties which Buyer seeks to operate, Buyer is, or will become, qualified to operate such Properties under the applicable laws, rules and regulations of the jurisdiction in which such Properties are located.

      6. Certain Covenants of Seller and Buyer Pending Closing. Between the date of this Agreement and the Closing Date:

            (a)   Seller shall permit Buyer access as follows:

            (i) Seller shall give Buyer and its attorneys and other representatives, who have a legitimate need to know, access at all reasonable times during normal business hours to the Properties and, at Seller's office, to Seller's records (including, without limitation, title files, division order files, well files, production records, equipment inventories, and production, severance, and ad valorem tax records) pertaining to the ownership and operation of the Properties, to conduct due diligence reviews as contemplated by Section 7 below. Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur. Seller shall not be obligated to provide Buyer with access to any records or data that Seller considers to be proprietary or confidential or that Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, confidentiality agreements with other parties. Any records or data provided shall be subject to the Confidentiality Agreement. Seller makes no representation or warranty of any kind as to the accuracy or completeness of any materials made available to Buyer in connection with the transaction contemplated hereby.

            (ii) Seller shall make a good faith effort to give Buyer, or Buyer's authorized representatives, who have a legitimate need to know, at reasonable times and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same. Buyer recognizes that some or all of the Properties may be operated by parties other than Seller and that Seller's ability to obtain access to such properties, and the manner and extent of such access, is subject to the consent of such third parties. Buyer agrees to comply fully with the rules, regulations, and instructions issued by Seller (and, where Properties are operated by other parties, such third parties) regarding the actions of Buyer while upon, entering, or leaving the Properties.

            (iii) Exculpation and Indemnification.  If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination, and inspection shall be at Buyer's sole risk, cost, and expense, and Buyer waives and releases all claims against Seller (its affiliates and their respective directors, officers, employees, attorneys, contractors, and agents) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors, and agents in connection therewith; and (b) BUYER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER (AND ITS PARENT, SUBSIDIARY COMPANIES AND OTHER AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AND AGENTS) (HEREINAFTER COLLECTIVELY REFERRED TO AS "SELLER GROUP") FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND REASONABLE ATTORNEY'S FEES), OR LIENS OR ENCUMBRANCES FOR LABOR OR MATERIALS, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH MATTERS. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF
                  (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

            (b) Seller shall continue to operate in the ordinary course of its business any portion of the Properties over which it serves as operator. Except for the transaction contemplated by this Agreement, Seller shall not sell or otherwise dispose of any material portion of the Properties. Seller shall not, without the prior written consent of Buyer, (i) enter into new gas sales contracts or new crude oil sales or supply contracts with respect to the Properties except Seller may enter into such contracts that are terminable at will (without penalty or detriment) on notice of 30 days or less; or (ii) incur or agree to incur any material contractual obligation with respect to the Properties except as may be necessary to protect health and safety or the environment. If Seller receives or desires to make any proposal to drill an additional well on the Properties or to conduct other operations that require the consent of non-operators under any applicable operating agreement, it shall notify Buyer thereof and shall consult with Buyer concerning such proposal. However, Seller shall make its decision regarding such proposal in its own discretion and in the ordinary course of its business.

            (c) Seller shall use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to each material portion of the Properties, (i) all preferential rights to purchase and all rights of third parties to withhold consent to an assignment that would apply to the transaction contemplated hereby and
      (ii) the parties holding such rights. In attempting to identify the same, Seller shall not be obligated to go beyond its own records. Seller shall request from the parties so identified (and in accordance with the documents creating such rights) waivers of the preferential rights to purchase and consents to assignment so identified. Seller shall have no obligation hereunder other than to attempt to identify such preferential rights and rights to withhold consent to assignment and to request such waivers and consents. Seller shall not be obligated to assure that such waivers and consents are obtained. Seller may tender to any party refusing to waive such a preferential right the interest covered by such right at a price equal to the amount specified in Exhibit B for such interest. To the extent that such an interest is actually sold to a party exercising such a preferential right, it shall be excluded from the transaction contemplated hereby, and the Base Purchase Price shall be reduced by the amount such party paid to Seller for such interest unless the parties hereto agree otherwise.

            (d) If applicable, as soon as practicable after the execution hereof, Buyer and Seller shall prepare and submit any necessary filings in connection with the transaction contemplated by this Agreement under the HSR Act. Buyer shall pay all filing fees in connection with such filing. Buyer and Seller shall request early termination of the waiting period by the FTC, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to each other copies of all filings made under the HSR Act on the same day that they are filed with the FTC. Seller shall cooperate with Buyer as to all filings required by the HSR Act.

      7.    Due Diligence Reviews.

            (a) The term "Defect" as used in this Section shall mean the following:

            (i) Seller's ownership of a well or unit listed on Exhibit B hereto (A) entities Seller to receive a share of the oil, gas, and other hydrocarbons produced from, or allocated to, such well or unit that is less than the share set forth on Exhibit B in connection with such well or unit in the column headed "Net Revenue Interest" or (B) causes Seller to bear a share of the cost of operating such well or unit greater than the share set forth on Exhibit B for such well or unit in the column headed "Operating Interest" (without a proportionate increase in the share of production to which Seller is entitled from such well or unit); or

            (ii) Seller's ownership of a Property is subject to a lien other than (A) a lien that will be released at or before Closing,
                  (B) a lien for taxes not yet delinquent, (C) a mechanic's or materialmen's lien (or other similar lien), or (D) a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred that are not yet due; or

            (iii) Seller's sale of a Property is subject to a preferential right to purchase or may not be assigned without the consent of a third party, unless a waiver of such right or such consent has been obtained with respect to the transaction contemplated hereby or an appropriate tender of the applicable interest has been made to the party holding such right and the period of time required for such party to exercise such right has expired without such party exercising such right; or

            (iv) Seller's ownership of a Property is subject to an imperfection in title that, if asserted, would cause a Defect, as defined in clause (i) above, to exist, and such imperfection in title normally would not be waived by persons engaged in the oil and gas business purchasing producing property; or

            (v) Seller's rights and interests in the Properties are subject to reduction by a third party reversionary, back-in or similar right, except as shown on Exhibit A or Exhibit B; or

            (vi) Seller is in default under a material provision of a lease, farmout agreement, or other contract or agreement affecting the Properties such that Seller is not entitled to receive the production of hydrocarbons attributable to the interests shown on Exhibit B; or

            (vii) A Property has been cited for, or in its present  condition is in, violation of Applicable Environmental Laws (as hereinafter defined) in any material respect unless such violation has been cured (by remediation, agreement with appropriate authorities, or otherwise, or by determination that a violation does not exist) or is disclosed on Exhibit D. "Applicable Environmental Laws" shall mean all federal, state, or local laws, rules, orders, or regulations in effect as of the Effective Date of this Agreement pertaining to health or the environment, including those relating to waste materials and hazardous substances.

            (viii)Prior to the  Effective  Date,  a well located on the Property has been plugged and abandoned and the surface restored other than in accordance with applicable regulatory laws in effect at the time of the plugging operation and such failure will cause the owner of the affected Property to incur additional plugging and abandonment or surface restoration expense to bring such Property into compliance with regulatory laws in effect at the time of the original plugging operations. The amount of the Defect shall be the minimum additional plugging and abandonment or surface restoration expense necessary to meet the regulatory requirements in effect at the time of the original plugging operations. This Defect shall not apply to wells located on the Property that have not been the subject of plugging and abandonment operations. In lieu of reducing the Purchase Price for the amount of such Defect, the Seller may elect to conduct and pay for the additional plugging and abandonment or surface restoration operations.

            (b) A gas imbalance does not constitute a Defect, and shall be handled under the provisions of Section 12. hereof.

            (c) Buyer may conduct, to the extent it deems appropriate at its sole cost, such examinations and investigations as it may choose with respect to the Properties in order to determine whether "Defects" exist. If Defects come to Buyer's attention, and if Buyer is unwilling to waive one or more of such Defects, Buyer shall notify Seller in writing of such Defects as soon as they are identified, but no later than five (5) days prior to the date upon which Closing is scheduled to occur pursuant to
      Section 11 [and not as extended pursuant to 11(i) or 11(ii)] (hereinafter "Defect Notice Date"). Those Defects identified in such notice to Seller are herein called "Asserted Defects." Such notification shall include, (i) a description of the Asserted Defect, the lease or mineral interest on Exhibit A affected by such Asserted Defect, the wells and units listed on Exhibit B to which the Asserted Defect relates, and all supporting documentation reasonably necessary fully to describe the basis for the Asserted Defect; (ii) for each applicable well or unit, the size of any variance from "Net Revenue Interest" or "Operating Interest" set forth in Exhibit B that does or could result from such Asserted Defect; and (iii) the amount by which Buyer proposes to adjust the Purchase Price because of such Asserted Defect. Buyer hereby waives all Defects that it fails to identify to Seller as Asserted Defects on or before the Defect Notice Date. If Buyer notifies Seller of Asserted Defects, Seller (i) shall have the right (but not the obligation) to attempt to cure such Asserted Defects prior to Closing, and (ii) shall also have the right (which may be exercised at any time before the Closing Date) to postpone the Closing by designating a new Closing Date not later than thirty (30) days after the Closing Date then existing, if Seller desires additional time to attempt to cure (including determining if it will attempt to cure) one or more Asserted Defects. In lieu of curing or attempting to cure an Asserted Defect, Seller may elect, at any time prior to Closing with respect to any Asserted Defect, to indemnify and hold Buyer harmless from and against any actual damages or loss (including reasonable attorney's fees and court costs, but specifically excluding consequential, special, or similar damages) Buyer may suffer as a result of a third party claim based on such Asserted Defect, If and when Seller makes such an election as to an Asserted Defect, such Asserted Defect will be treated under this Agreement as cured.

            (d) Buyer shall have the right to make an environmental assessment of the Properties during the period beginning on the date of execution of this Agreement and ending on the Defect Notice Date. Buyer and its agents shall have the right to enter upon the Properties and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations, and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports in relation to the Properties, their condition, and the presence of Hazardous Substances (as the term "Hazardous Substance" is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601, et seq. ). Buyer agrees promptly to provide to Seller a copy of the environmental assessment, including any reports, data, and conclusions. Buyer shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and shall not disclose same to any person or agency without the prior written approval of Seller unless such disclosure is required by court order or, in the written opinion of third party legal counsel acceptable to Seller (Seller acknowledges Cox & Smith Incorporated, San Antonio, Texas, as acceptable), required to be disclosed pursuant to any statute or any rule or regulation of any environmental authority having jurisdiction over Buyer, Seller or the Properties; and, in such event, Seller shall have a reasonable period of time within which it may first disclose the data or information to the applicable court or environmental authority. BUYER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE, EXPENSE, OR LIABILITY WHATSOEVER, INCLUDING REASONABLE ATTORNEY'S FEES, ARISING OUT OF ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON, OR ABOUT THE PROPERTIES AS A RESULT OF SUCH ACTIVITIES (EXCEPT ANY SUCH INJURIES OR DAMAGES CAUSED SOLELY BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP). After the Defect Notice Date, Buyer shall be deemed to have inspected the Properties or waived its right to inspect the Properties for all purposes and satisfied itself as to their physical and environmental condition, both surface and subsurface, including, but not limited to conditions specifically related to the presence, release, or disposal of Hazardous Substances.

      8.    Certain Price Adjustments.

            (a) If Buyer presents Asserted Defects to Seller as a part of the due diligence reviews provided for in Section 7 above, and if Seller is unable or unwilling to cure such Asserted Defects prior to Closing, or if Buyer has elected to treat a Property affected by a casualty loss pursuant to Section 16 as if it were a Property affected by an Asserted Defect, then:

            (i) Buyer and Seller shall, with respect to each Property affected by such matters, attempt to agree upon an appropriate adjustment to the valuation placed upon such Property in Exhibit B to account for such matters; and

            (ii) With respect to each Property as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all such matters affecting such Property, such Property shall be excluded from the transaction contemplated hereby, and the Purchase Price shall be reduced by the amount attributed on Exhibit B to the wells located on such Property and the units in which such Property participates.

            (b) The Properties with Asserted Defects for which Seller and Buyer agree on a valuation adjustment pursuant to Section 8(a)(i) shall be divided into two groups. The first group ("Major Defects") shall contain the Properties with valuation adjustments which individually are in an amount greater than or equal to $250,000. The second group ("Minor Defects") shall contain the Properties with valuation adjustments which individually are in an amount less than $250,000. The Base Purchase Price shall be reduced by the total amount of the Major Defects. If the total of all Minor Defects is greater than $2,375,000, the Base Purchase Price shall be reduced by the total amount of the Minor Defects. If the total of all Minor Defects is less than $2,375,000, the Base Purchase Price shall not be reduced.

            (c) If Seller is shown to be entitled to a share of the production from a well or unit listed on Exhibit B greater than the share shown for such well or unit under the column headed "Net Revenue Interest" on Exhibit B, then Seller may propose an increase in the Purchase Price, in which case such increase shall be handled in the same manner as provided in Sections 8 (a) and (b) above with respect to adjustments for Asserted Defects except that the Base Purchase Price shall be increased; and, provided that the party making such determination shall notify the other party of such adjustment no later than five (5) days prior to the Closing Date.

      9. Conditions Precedent to Buyer's Obligations. Buyer's obligations under this Agreement are subject to each of the following conditions:

            (a) Seller's representations under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at Closing. At Closing, Seller's representations under this Agreement shall be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.

            (b) Seller shall have performed and complied in all material respects with every covenant, agreement, and condition required by it under this Agreement prior to or at the Closing unless performance or compliance therewith shall have been waived by Buyer.

            (c) If applicable, Buyer and Seller shall have received approval from the FTC under the HSR Act of the transaction contemplated by this Agreement, or shall have received notification that the waiting period under such act has been terminated, or the waiting period under such act shall have expired.

            (d) The Purchase Price increase resulting from the procedure set forth in Section 8 does not exceed five percent (5%) of the Base Purchase Price.

            (e) On the Closing Date, no material suit, action, or other proceeding against Buyer shall be pending before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transaction contemplated by this Agreement.

If any such condition precedent to the obligations of Buyer under this Agreement is not met as of the Closing Date, and if Buyer is not in material breach of its obligations hereunder, this Agreement may be terminated at the option of Buyer. If Buyer thus terminates this Agreement, the Deposit will be returned to Buyer and the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 6(a)(iii) and 15 hereof, which will survive such termination). Notwithstanding the foregoing, if a condition set forth above, other than condition 9(c) or 9(d), is not met (and is asserted by Buyer as a failure of one of its conditions of Closing), and if the reasons such condition is not met relate only to some, but not all, of the Properties, failure of such condition to be met may, at the option of either Buyer or Seller, be treated as an uncured Asserted Defect and handled in accordance with the process set forth in Section 8 above.

      10.   Conditions   Precedent   to   Seller's    Obligations.    Seller's
obligations under this Agreement are subject to the each of the following conditions:

            (a) Buyer's representations under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at Closing. At Closing, Buyer's representations under this Agreement shall be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

            (b) Buyer shall have performed and complied in all material respects with every covenant, agreement, and condition required by it under this Agreement prior to or at the Closing unless compliance therewith shall have been waived by Seller.

            (c) If applicable, Buyer and Seller shall have received approval from the FTC under the HSR Act of the transaction contemplated by this Agreement, or shall have received notification that the waiting period under such act has been terminated, or the waiting period under such act shall have expired.

            (d) The Purchase Price reduction resulting from the procedure set forth in Section 8 above does not exceed five percent (5%) of the Base Purchase Price.

            (e) On the Closing Date, no material suit, action, or other proceeding against Seller shall be pending before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transaction contemplated by this Agreement.

If any such condition precedent to the obligations of Seller under this Agreement is not met as of the Closing Date, this Agreement may be terminated at the option of Seller. If Seller terminates this Agreement because of Buyer's failure to fulfill condition (a) or (b), the Deposit will not be returned to Buyer. If Seller terminates this Agreement because of conditions (c), (d) or
(e), and Buyer is not in material default under this Agreement, the deposit will be returned to Buyer. Thereafter Seller and Buyer shall have no further obligations to one another hereunder (other than the obligations under Section 6(a)(iii) and 15 hereof, which will survive such termination).

      11. The Closing. The consummation of the transaction contemplated hereby ("Closing") shall take place in the offices of Seller, at 6688 North Central
Expressway, Dallas, Texas 75206, on July 15, 1996, at 10:00 a.m. Central Daylight Time, or at such other date and time (i) as the Buyer and Seller may agree or (ii) to which Seller may postpone the Closing pursuant to Section 7 hereof (such date and time, as changed pursuant to clauses (i) and (ii) being herein called the "Closing Date"). At the Closing:

            (a)   Seller shall:

            (i) execute, acknowledge, and deliver to Buyer a conveyance of the Properties (the "Assignment and Bill of Sale"), in the form attached hereto as Exhibit C (with Exhibit A hereto being attached thereto), effective as to runs of oil and deliveries of gas as of 7 o'clock a.m., local time at the locations of the Properties, respectively, on April 1, 1996, (herein called the "Effective Date"); and

            (ii) execute (and, where required, acknowledge) and deliver to Buyer forms of conveyance or assignment as required by the applicable authorities for transfers of interests in state or federal leases included in the Properties;

            (iii) execute  and  deliver  to Buyer  letters  in lieu of  transfer orders (or similar documentation), in form acceptable to both parties; and

            (iv) if Buyer requests, deliver to Buyer an affidavit or other certification (as permitted by the Internal Revenue Code of 1986, as amended) that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of such code (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in such code and regulations promulgated thereunder); and

            (v) to the extent Seller is able to do so, turn over possession of the Properties to Buyer.

            (b)   Buyer shall:

            (i) deliver to the Seller, by wire transfer to an account in a bank located in the United States designated to Buyer by Seller in writing no later than five (5) days prior to the Closing, an amount equal to (A) the Purchase Price, less (B) the Deposit, less (or plus, as the case may be) (C) any adjustments made at Closing under Section 12 below; and

            (ii) with respect to properties operated by Seller, and subject to applicable Operating Agreement requirements, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities, and such evidence as Seller may require that Buyer is qualified with such authorities to succeed Seller as operator; and

            (iii) execute  such  forms and take such  other  steps as Seller may reasonably require to (i) succeed Seller with respect to the Properties under the rules and regulations of applicable authorities and (ii) assume any plugging liabilities of Seller with respect to the wells located on the Properties or on units in which the Properties participate (including, without limitation compliance with state statutes).

Within fifteen (15) days after Closing, Seller shall deliver to Buyer all of Seller's lease files, abstracts and title opinions, division order files, production records, well files, copies of accounting records (but not including general financial accounting or tax accounting records), and other similar files and records that directly relate to the Properties. Notwithstanding the foregoing, Seller shall not be required to deliver to Buyer materials that Seller considers proprietary or confidential or that Seller legally cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, confidentiality agreements with other parties. It is expressly understood that Buyer is not acquiring, and Seller is not obligated to transfer to Buyer, any seismic data, geological or geophysical data, or other similar data, or any interpretations thereof or other data or records related thereto except as provided in Section 1 herein. With respect to each portion of the Properties from which Seller is disbursing proceeds of production attributable to other parties:

            (i) Seller shall continue to collect proceeds of production through the production month of July 1996, and shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times), of such proceeds of production so collected to the parties entitled to same, with any proceeds of production thereafter collected by Seller to be forwarded promptly to Buyer (who shall thereafter account for same to the parties entitled thereto), and

            (ii)  After  execution of this  Agreement,  but no later than five
                  (5) days before the Closing Date, Seller shall deliver to Buyer (A) a copy of its "pay list" for each such property (which pay list shall include the name, address, social security number and applicable share of proceeds of production, to the extent such information is contained in Seller's records, for each party to whom Seller is disbursing proceeds of production with respect to such property), and (B) a list of all parties for whom it is holding in suspense proceeds of production.

Following delivery of the materials referred to in clause (ii) above, Buyer shall become responsible for all disbursements of proceeds of production commencing with the production month of August 1996, and such disbursement activities shall be included in the matters that Buyer assumes and with respect to which Buyer indemnities Seller under Section 13 below. It is understood and agreed that Seller does not represent or warrant to Buyer the accuracy of the "pay lists" so delivered.

Buyer and Seller shall cooperate with respect to transition activities as to Properties where Buyer succeeds Seller as operator. SELLER GIVES NO ASSURANCE HEREUNDER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE PARTIES OTHER THAN SELLER OWN INTERESTS IN SUCH PROPERTY. To the extent Seller remains an operator after Closing (which it shall have no obligation to do), it shall serve as operator under the applicable operating agreement in the manner provided by such agreement and, to the extent Seller so operates any Property after Closing, its obligations to Buyer with respect to such operations shall be no greater than those that it would have to a non-operator under the applicable operating agreement (and, in the absence of an operating agreement, under the AAPL 610 (1989 Revision) form Operating Agreement). THE PARTIES RECOGNIZE THAT UNDER SUCH AGREEMENTS AND SUCH FORM OF AGREEMENT THE OPERATOR IS NOT RESPONSIBLE TO THE OTHER PARTIES THERETO FOR ITS OWN NEGLIGENCE AND HAS NO RESPONSIBILITY TO SUCH OTHER PARTIES OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. SELLER INDEMNIFIES AND AGREES TO DEFEND BUYER AGAINST CLAIMS THAT RESULT FROM SELLER'S ACTS THAT ARE HELD IN A FINAL AND UNAPPEALABLE DECISION BY A COURT OF COMPETENT JURISDICTION TO HAVE BEEN CONDUCTED IN A GROSSLY NEGLIGENT MANNER OR TO HAVE RESULTED FROM THE WILLFUL MISCONDUCT OF SELLER. Seller agrees that, with regard to the period between the Effective Date and the Closing Date, if Seller does not properly distribute proceeds of production from the Properties in accordance with its duties under the applicable contracts, and if this failure causes penalties to be imposed on Seller or Buyer, Seller shall bear the cost of such penalties.

      12.   Certain Accounting Adjustments.

            (a) Appropriate adjustments shall be made between Buyer and Seller so that:

            (i) all expenses (including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating agreements, regardless of whether such operating agreements are with third parties or related entities, and regardless of whether Seller is the operator or a non-operator) and all other overhead charges actually charged by third parties and incurred in the operation of the Properties after the Effective Date shall be allocated to Buyer, and all proceeds (net of applicable production, severance, and similar taxes) from sale of oil, gas, and other minerals produced from the Properties after the Effective Date shall be allocated to Buyer; and

            (ii) all expenses incurred in the operation of the Properties before the Effective Date shall be allocated to Seller, and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas, and other minerals produced from the Properties before the Effective Date shall be allocated to Seller.

In making such adjustments, the parties agree that:

            (i) oil above pipeline connections that was produced from the Properties and that was stored in tanks located on the Properties on the Effective Date (or located elsewhere but used by Seller to store oil produced from the Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date; and

            (ii) ad valorem and similar taxes assessed for periods prior to the Effective Date shall be borne by Seller, and ad valorem taxes assessed for periods on or after the Effective Date shall be borne by Buyer (ad valorem and similar taxes shall be considered assessed for the period for which they are stated to be assessed, even if the same are based on production or other activities occurring in prior periods); and

            (iii) ad valorem  taxes with  respect to the period  containing  the
                  Effective Date shall be prorated between Buyer and Seller based on the number of days in such period that fall before and after the Effective Date (with the Effective Date being counted in the period after the Effective Date); and

            (iv) no consideration shall be given to the local, state, or federal income tax liabilities of any party.

            (b) In addition, Buyer and Seller shall determine (i) the total amount of overproduction of gas (measured in Mcf) with respect to the Properties as of the Effective Date (e.g. volumes of gas taken from wells on the Properties, or on lands unitized therewith, by the owners of the Properties in excess of those volumes which the ownership of the Properties would entitle such owners to receive) and (ii) total amount of underproduction of gas (measured in Mcf) with respect to the Properties as of the Effective Date (e.g. the amount by which the volume of gas from wells on the Properties, or on lands unitized therewith, which the ownership of the Properties would entitle the owners thereof to take exceeds the volumes taken from such wells by owners). If the total amount of overproduction exceeds the total amount of underproduction, Buyer shall be credited with an amount equal to $1.00 times such excess. If the total amount of underproduction exceeds the total amount of overproduction, Seller shall be credited with an amount equal to $1.00 times such excess. Buyer and Seller shall also determine the amount of all pipeline and gathering system imbalances that existed as of the Effective Date with respect to deliveries from the Properties. Seller shall receive credit for all benefits arising out of such imbalances, and Buyer shall receive credit for all obligations arising out of such imbalances.

            (c) At or before Closing, the parties shall determine, based upon the best information reasonably available to them (and as to adjustments under subsection (a), based on amounts actually received or paid by Seller prior to such time) the amount of the adjustments provided for in subsections (a) and (b) above. If the amount of adjustments so determined that would result in a credit to Buyer exceeds the amount of adjustments so determined that would result in a credit to Seller, Buyer shall receive a credit for the amount of such excess. If the amount of adjustments so determined that would result in a credit to Seller exceed the amount of adjustments so determined that would result in a credit to Buyer, Buyer shall pay to Seller the amount of such excess. On or before one hundred twenty (120) days after Closing, Buyer and Seller shall review any additional information pertaining to the adjustments provided for in subsections (a) and (b) above, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues, or overproduction or underproduction volumes, not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. Following such additional adjustments, no further adjustments shall be made under this Section 12.

      13. Assumption and Indemnification. Buyer shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Assignment and Bill of Sale shall be deemed to have agreed) (a) to assume, and timely to pay and perform, all duties, obligations and liabilities relating to the ownership or operation of the Properties after the Effective Date (including, without limitation, those arising under the contracts and agreements described in Section 1(c) above), and
(b) to release, indemnify, defend, and hold harmless the Seller Group from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to the ownership or operation of the Properties after the Effective Date. In connection with (but not in limitation
of) the foregoing, it is specifically understood and agreed that matters arising out of or otherwise relating to the ownership or operation of the Properties after the Effective Date shall be deemed to include all matters arising out of the condition of the Properties on the Effective Date including, without limitation, within such matters all obligations to properly plug and abandon wells located on the Properties, to restore the surface of the Properties and to comply with, or bring the Properties into compliance with, applicable environmental laws, including all liability and expense for any restoration, clean-up, disposal, or removal that may be incurred as a result of the existence or discovery of Hazardous Substances or other deleterious substances in, on, or under the Properties, regardless of when the events occurred that give rise to such condition, and the above provided for assumptions and indemnifications by Buyer shall expressly cover and include such matters. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS, OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. Seller shall give notice to Buyer of an event giving rise to the obligation to indemnify, and Seller shall, at its sole cost and expense, have the right, if it so elects, to participate in the defense of any such suit or suits in which it may be a party, without relieving Buyer of its obligation.

      14. Disclaimer of Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4 (OR IN THE ASSIGNMENT AND BILL OF SALE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE,
EXCEPT FOR A SPECIAL WARRANTY OF TITLE AS HEREINAFTER DESCRIBED, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERILALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS OR OTHER MANMADE FIBERS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM") IN, ON, OR UNDER THE PROPERTIES. BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME "AS IS, WHERE IS" WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

      TO THE EXTENT OF SELLER'S INTEREST IN THE PROPERTIES AS SHOWN ON EXHIBIT B, SELLER WARRANTS TITLE BY, THROUGH AND UNDER SELLER, BUT NOT OTHERWISE, IT BEING EXPRESSLY UNDERSTOOD THAT THE TERM "SELLER" AS USED IN THIS SPECIAL WARRANTY PROVISION REFERS TO ENSERCH EXPLORATION, INC. AND NOT TO ITS PREDECESSORS IN TITLE INCLUDING, BUT NOT LIMITED TO, DALEN CORPORATION, DALEN RESOURCES OIL & GAS CO., PG&E RESOURCES COMPANY, PG&E ENTERPRISES AND EACH OF THEIR PREDECESSORS. THIS SPECIAL WARRANTY SHALL NOT COVER OR PERTAIN TO TITLE AS IT MAY BE AFFECTED BY THAT CERTAIN ASSIGNMENT OF OIL AND GAS LEASES WITH RESERVATION OF PRODUCTION PAYMENT, DATED EFFECTIVE AUGUST 1, 1995, BETWEEN SELLER AND TGAS INVESTMENTS L.L.C.

      15. Commissions. Seller agrees to indemnify and hold harmless Buyer, its parent and subsidiary companies and other affiliates, and their directors, officers, employees and agents from and against any and all claims, obligations, actions, liabilities, losses, damages, costs, or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement, or understanding by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold harmless Seller Group from and against any and all claims, obligations, actions, liabilities, losses, damages, costs, or expenses (including court costs and reasonable attorney's fees) of any kind or character arising out of or resulting from any agreement, arrangement, or understanding by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

      16. Casualty Loss. If the Properties are damaged by fire or other casualty prior to the Closing, this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree) in such event as to each such damaged Property that Seller, in its sole discretion, elects not to repair, Buyer either may treat such Property as if it had an Asserted Defect or elect not to adjust the Purchase Price therefor. If Buyer elects hereunder to treat the damaged Property as if it had an Asserted Defect, the procedure provided for in Section 8 shall apply to such Property, and all rights to insurance proceeds and claims against third parties related thereto shall belong to Seller. If Buyer elects hereunder not to adjust the Purchase Price for such damaged Property, and if Seller is entitled to any claims under an insurance policy with respect to such damage, Seller shall either collect and pay over, or assign, such insurance claims to Buyer. Buyer shall then take title to such Property without reduction of the Purchase Price. If Seller elects to repair a damaged Property, all rights to insurance proceeds and claims against third parties related thereto shall belong to Seller.

      17. Notices. All notices and other communications required or permitted under this Agreement shall be in writing, unless otherwise specifically provided herein, and shall be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

      If to Buyer:

            Abraxas Petroleum Corporation
            500 North Loop 1604 East
            Suite 100
            San Antonio, Texas 78232
            Attention:  Mr. Robert L. G. Watson

      With a copy to:

            Cox & Smith Incorporated
            112 East Pecan Street
            Suite 1800
            San Antonio, Texas 78205
            Attention:  Mr. Steven R. Jacobs

      If to Seller:
            Enserch Exploration, Inc.
            4849 Greenville Avenue
            Suite 1200
            Dallas, Texas 75206
            Attention: Mr. James Hyink

      With a copy to:
            Mr. Randall B. Wilson
            Vice President and General Counsel Enserch Exploration, Inc. 6688 North Central Expressway Suite 1000
            Dallas, Texas 75206

All such notices and communications shall be considered delivered on the date of receipt. Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section.

      18.  Survival of Provisions.  All  representations  and warranties made in
Section 4 by Seller and in Section 5 by Buyer shall be continuing and shall be true and correct on the Closing Date with the same force and effect as if made at that time (and shall inure to the benefit of the respective successors and assigns of Buyer and Seller). All such representations and warranties shall survive the Closing and the delivery of the Assignment and Bill of Sale. The obligations of the parties under Section 11 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 12, 13, 14, 15, 17, 18, and 19 shall (subject to any limitations set forth therein) also survive the Closing and the delivery of the Assignment and Bill of Sale.

      19.   Miscellaneous Matters.

            (a) After the Closing, Seller and Buyer shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders, and other documents, and do such other and further acts and things as may be reasonably necessary more fully and effectively to grant, convey, and assign the Property to Buyer. Seller shall prepare and Buyer shall file appropriate assignments and other documents required for the transfer of any federal leases comprising a portion of the Properties. Seller agrees that until governmental approval of each such assignment is obtained, Seller shall forward to Buyer notices that Seller receives regarding such leases and Seller agrees to cooperate with Buyer in maintaining such leases in effect. At the request of Buyer, Seller agrees to name Buyer as its designated operator for any federal leases which comprise a portion of the Properties.

            (b) Except as provided below, neither party shall have the right to assign its rights under this Agreement without the prior written consent of the other party, and any such assignment in violation of this provision shall be void. Seller may, without consent, assign its rights to a direct or indirect parent of Seller, to a direct or indirect subsidiary of Seller, or to an entity that is a direct or indirect subsidiary of a direct or indirect parent of Seller.

            (c) On the Closing Date (and upon the delivery to Buyer of the Assignment and Bill of Sale), Buyer shall succeed to the position of Seller with respect to all gas imbalances (whether wellhead imbalances or pipeline or gathering imbalances) and to the position of Seller with respect to all make-up obligations. As a result of such succession, Buyer
      (i) shall be entitled to receive any and all benefits, including payments of proceeds of production in excess of amounts that it would otherwise be entitled to produce and receive by virtue of ownership of the Properties that Seller would have been entitled to receive by virtue of such position and (ii) shall be obligated to suffer any detriments (whether the same be in the form of obligations to deliver production that would have otherwise been attributable to its ownership of the Properties without receiving full payment therefor, or be in the form of the obligation to make payment in cash) that Seller would have been obligated to suffer by virtue of such positions.

            (d) To the extent applicable to the transaction contemplated hereby, or any portion thereof, Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555 which is not waived), Texas Business and Commerce Code. In connection with such waiver, Buyer hereby represents and warrants to Seller that Buyer (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has assets of Five Million and No/100 Dollars ($5,000,000.00) or more according to its most recent financial statement, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, and (d) is not in a significantly disparate bargaining position.

            (e) Any Confidentiality Agreement executed by Buyer and Seller in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

            (f) This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter, except as provided above with respect to any Confidentiality Agreement. The headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement, words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

            (g) This Agreement may be amended, modified, supplemented, restated, or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement, or discharge (or waiver) is sought.

            (h) Each party shall bear and pay all expenses it incurred in connection with the transaction contemplated by this Agreement.

            (i) This Agreement shall be binding on the parties hereto and their respective successors and assigns.

            (j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary for both parties to sign the same counterpart.

            (k) WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND BY THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT, TO THE EXTENT THE LAW OF A STATE IN WHICH THE PROPERTIES ARE LOCATED NECESSARILY GOVERNS, THE LAW OF SUCH STATE SHALL, TO SUCH EXTENT, APPLY TO THE PROPERTIES.

            (1) Prior to Closing, Buyer shall not issue public announcements of this Agreement or the transaction described herein without the prior written consent of Seller, provided however, the foregoing shall not restrict disclosures by Buyer which, in the written opinion of third party legal counsel acceptable to Seller (Cox & Smith Incorporated, San Antonio, Texas, is acknowledged to be acceptable) are required to comply with applicable securities or other laws or are required to maintain compliance with existing loan or other agreements binding such party (or its affiliated companies). Such required public announcements shall be limited to the minimum information and circulation necessary to comply with the disclosure obligation. Buyer and Seller agree that a Press Release in the form of Exhibit E, attached hereto, may be issued by Buyer after execution of this Agreement by Buyer and Seller.

      IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

      ENSERCH EXPLORATION, INC.

      By: ________________________
          Barry K. Irani
          Senior Vice President

      ABRAXAS PETROLEUM CORPORATION

      By: ________________________
          Chris E. Williford
          Executive Vice President & Chief Financial Officer

                               ACKNOWLEDGEMENTS

STATE OF TEXAS

COUNTY OF DALLAS

      This instrument was acknowledged before me, Notary Public, this _____ day of ______________, 1996, by Barry K. Irani, Senior Vice President of ENSERCH EXPLORATION, INC., a Texas corporation, on behalf of the corporation.

      IN WITNESS WHEREOF, I hereunto set my hand and official seal.




                              Notary Public

My commission expires:




STATE OF TEXAS

COUNTY OF DALLAS

     This instrument was acknowledged before me, Notary Public, this _____ day of__________ , 1996, by Chris E. Williford, Executive Vice President & Chief Financial Officer of ABRAXAS PETROLEUM CORPORATION, a Nevada corporation, on behalf of the corporation.

      IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                              _______________________________
                              Notary Public

My commission expires:

__________________________



0135685.01
                                                     EXHIBIT "A"


LEASE EXHIBIT

                                      LEASE
PROSPECT.......   ST.. COUNTY........ NUMBER...... LEASE NAME............ LESSEE.................  REC BOOK.. PAGE.....
CRESTON........   WY   CARBON         493107       USA W 38437            GORDON TANNER
CRESTON .......   WY   CARBON         493108       USA W 57177            ROBERT J CONNAGHAN            724   335
WAMSUTTER NE ..   WY   SWEETWATER     493006       USA W 10054            ORVILLE HAER                  743   604
WAMSUTTER NE ..   WY   SWEETWATER     493007       USA W 12480            JOYCE A. EVANS                689   299
WAMSUTTER NE ..   WY   SWEETWATER     493008       USA W 16350            J L FUSSELMAN                 696   237
WAMSUTTER NE ..   WY   CARBON         493011       USA W 32958            WILLIAM C ARMOR JR            688   889
WAMSUTTER NE ..   WY   CARBON         493012       USA W 37181            BASIL P ANDRIKPOULOS          766   332
WAMSUTTER NE ..   WY   SWEETWATER     493013       USA W 37184            CHARLES E STRANGE JR          737   1825
WAMSUTTER NE ..   WY   CARBON         493014       USA W 38447            ROSE ROUX                     688   896
WAMSUTTER NE ..   WY   SWEETWATER     493015       USA W 54410            CARL M BOMHOLT                742   1290
WAMSUTTER NE ..   WY   CARBON         493016       ST WY 727052           GRETCHEN S CATRON             766   739
WAMSUTTER NE ..   WY   SWEETWATER     493017       ST WY 73 13620         VIRGINIA G STOUFFER           689   287
WAMSUTTER NE ..   WY   SWEETWATER     493018       CHAMPLIN PETROLEUM     AMOCO PRODUCTION              657   110
                                                   COMPANY                COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     493019       CHAMPLIN PETROLEUM     AMOCO PRODUCTION              615   116
                                                   COMPANY                COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     493240       USA WYW 115283         NGC ENERGY COMPANY            831   279
WAMSUTTER NE ..   WY   SWEETWATER     493690       USA WYW 124394         PG&E RESOURCES COMPANY        870   908
WAMSUTTER NE ..   WY   SWEETWATER     493699       USA WYW 124928         PG&E RESOURCES COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     WY3758       UNION PACIFIC          PG&E RESOURCES COMPANY        846   127
                                                   RESOURCES CO



ROW EXHIBIT


                                      LEASE
PROSPECT.......   ST.. COUNTY........ NUMBER ..... LEASE NAME............ LESSEE.................. REC BOOK.. PAGE.....
WAMSUTTER NE ..   WY   SWEETWATER     493610       UNION PACIFIC LAND     PACIFIC TRANSMISSION
WAMSUTTER NE ..   WY   SWEETWATER     493613       UNION PACIFIC          NGC ENERGY COMPANY
                                                   RESOURCES CO
WAMSUTTER NE ..   WY   CARBON         493614       DOM ECHEVERRIA ESTATE  PTS
WAMSUTTER NE ..   WY   CARBON         493615       DOM ECHEVERRIA ESTATE  PACIFIC TRANSMISSION
                                                                          SUPPLY CO
WAMSUTTER NE ..   WY   SWEETWATER     493616       DOM ECHEVERRIA ESTATE  PACIFIC TRANSMISSION
WAMSUTTER NE ..   WY   SWEETWATER     493617       USA W 80301            NGC ENERGY COMPANY
WAMSUTTER NE ..   WY   CARBON         493618       DOM ECHEVERRIA TRUST   NGC ENERGY COMPANY
WAMSUTTER NE ..   WY   CARBON         493619       DOM ECHEVERRIA TRUST   NGC ENERGY COMPANY
WAMSUTTER NE ..   WY   CARBON         493620       DOM ECHEVERRIA TRUST   PACIFIC TRANSMISSION
                                                                          SUPPLY
WAMSUTTER NE ..   WY   SWEETWATER     493621       P&H LIVESTOCK COMPANY  PACIFIC TRANSMISSION
                                                                          SUPPLY
WAMSUTTER NE ..   WY   SWEETWATER     493622       P H LIVESTOCK COMPANY  NGC ENERGY COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     493623       USA W 93669            NGC ENERGY COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     493625       USA W 88986            NGC
WAMSUTTER NE ..   WY   CARBON         493644       USA WYW 117008         PG&E RESOURCES COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     493646       USA WYW 117001         PG&E RESOURCES COMPANY
WAMSUTTER NE ..   WY   CARBON         493681       USA WYW 119066         PG&E RESOURCES COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     7-491-1008   UNION PACIFIC LAND     PG&E RESOURCES COMPANY
                                                   RESOURCES
WAMSUTTER NE ..   WY   CARBON         7-491-1019   NORWEST BANK GREELEY   PG&E RESOURCES COMPANY
                                                   NATL ASSO
WAMSUTTER NE ..   WY   CARBON         7-491-1020   NORWEST BANK GREELEY   PG&E RESOURCES COMPANY
                                                   NATL ASSO
WAMSUTTER NE ..   WY   SWEETWATER     7-491-1023   USA WYW 128278         PG&E RESOURCES COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     7-491-1024   USA WYW 127932         PG&E RESOURCES COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     7-491-1026   UNION PACIFIC LAND     PG&E RESOURCES COMPANY        838   614
                                                   RESOURCES
WAMSUTTER NE ..   WY   SWEETWATER     7-491-1027   UNION PACIFIC LAND     PG&E RESOURCES COMPANY        838   609
                                                   RESOURCES CO
WAMSUTTER NE ..   WY   CARBON         7-491-1028   USA WYW 128279         PG&E RESOURCES COMPANY
WAMSUTTER NE ..   WY   SWEETWATER     7-491-1036   UNION PACIFIC LAND     PG&E RESOURCES COMPANY        846   859
                                                   RESOURCES








                                                     EXHIBIT B
------------------------------------------------------------------------------------------------------------------------
                                                                                       B.P.O.                A.P.O.       ALLOCATED
                                                                                ---------------------  -----------------
API         WELL    WELL NAME                     COUNTY      ST  FIELD NAME      G.W.I.     N.R.I.    G.W.I.     N.R.I.     VALUE
NUMBER      ID
------------------------------------------------------------------------------------------------------------ -----------  ----------
4900721150  4833  ECHO SPRINGS #3X-36A            CARBON      WY  WAMSUTTER NE  1.0000000  .8450000  1.00000000  .8450000 $2,473,574
4903721427  4835  FIVE MILE GULCH #9              SWEETWATER  WY  WAMSUTTER NE  0.1575000  .1295990   .14062500  .1160157    $13,992
4903720828  4836  MONUMENT LAKE #1                SWEETWATER  WY  WAMSUTTER NE  0.5000000  .4093750   .50000000  .4093750     $9,240
4900721155  4837  ECHO SPRINGS #23-10 FED         CARBON      WY  WAMSUTTER NE  1.0000000  .8250001   .00000000  .8250000   $257,806
4903722126  4839  SOURDOUGH GULCH #3-5A*          SWEETWATER  WY  WAMSUTTER NE  1.0000000  .8000000   .75000000  .6375000         $0

4900720491  4841  ECHO SPRINGS #3-10 FED          CARBON      WY  WAMSUTTER NE  1.0000000  .8250000  1.00000000  .8250000         $0

4900720492  4842  ECHO SPRINGS #3-14              CARBON      WY  WAMSUTTER NE  1.0000000  .8250000  1.00000000  .8250000 $6,297,141
4900720461  4843  ECHO SPRINGS #3-18A FED         CARBON      WY  WAMSUTTER NE  1.0000000  .8400000  1.00000000  .8400000 $5,799,338

4900720493  4844  ECHO SPRINGS #3-22A FED         CARBON      WY  WAMSUTTER NE  1.0000000  .8350000  1.00000000  .8350000 $4,447,607

4903721233  4845  SIBERIA RIDGE #3-22 FED         SWEETWATER  WY  WAMSUTTER NE  0.6000000  .4950000   .75000000  .6187500   $193,241

4903721358  4846  SIBERIA RIDGE #3-24A FED*       SWEETWATER  WY  WAMSUTTER NE  0.6743540  .5320905   .67435420  .5320905    $35,966

4900720462  4848  ECHO SPRINGS #3-24 FED          CARBON      WY  WAMSUTTER NE  1.0000000  .8250000  1.00000000  .8250000 $6,795,550

4903721326  4851  ECHO SPRINGS #3-36X             SWEETWATER  WY  WAMSUTTER NE  1.0000000  .8450000  1.00000000  .8450000 $2,254,866
4903722060  4852  ECHO SPRINGS #3-28 FED          SWEETWATER  WY  WAMSUTTER NE  1.0000000  .8450000  1.00000000  .8450000   $850,150

4900721523  4856  ECHO SPRINGS #2-22A FED*        CARBON      WY  WAMSUTTER NE  1.0000000  .8350000  1.00000000  .8350000 $3,745,328

4903722998  4857  ECHO SPRINGS #2-36 STATE*       SWEETWATER  WY  WAMSUTTER NE  1.0000000  .8450000  1.00000000  .8450000 $1,520,294

4900721255  4858  ECHO SPRINGS #2-14 FED*         CARBON      WY  WAMSUTTER NE  1.0000000  .8250000  1.00000000  .8250000 $2,704,304

4900721256  4859  ECHO SPRINGS #2-10 FED*         CARBON      WY  WAMSUTTER NE  1.0000000  .8250000  1.00000000  .8250000   $733,662

4903723067  5090  SIBERIA RIDGE #2-34 FED*        SWEETWATER  WY  WAMSUTTER NE  1.0000000  .8750000  1.00000000  .8750000 $1,559,330

4903722935  5152  ECHO SPRINGS #6-2 FED*          SWEETWATER  WY  WAMSUTTER NE  0.0000000  .0337500  0.07500000  .0633750    $36,182

4903723127  5172  UPRC #3-27*                     SWEETWATER  WY  WAMSUTTER NE  1.0000000  .7750000  0.60000000  .4800000 $1,121,942
4903723251  5752  SIBERIA RIDGE 4-34 FED          SWEETWATER  WY  WAMSUTTER NE  1.0000000  .8750000  1.00000000  .8750000 $1,414,029

4903722559  5759  UPRC #2-27                      SWEETWATER  WY  WAMSUTTER NE  1.0000000  .8000000  0.60000000  .4800000   $396,556
4900721352  5812  ECHO SPRINGS #2-24 FED          CARBON      WY  WAMSUTTER NE  1.0000000  .8250000  1.00000000  .8250000 $2,165,159

4900721375  5850  ECHO SPRINGS #2-18A FED         CARBON      WY
4903723652  8617  SIERRA RIDGE #5-26 FED*         SWEETWATER  WY  WAMSUTTER NE  0.2500000  .1875000  0.25000000  .1875000   $235,483

4900720845  4735  OVERLAND  #43-6 FED*            CARBON      WY  CRESTON       0.0000000  .6250000  0.00000000  .6250000         $0
4900720768  4736  CRESTON  #1-18 FED*             CARBON      WY  CRESTON       0.0000000  .0318750  0.37500000  .3131250    $13,787
4900720769  4737  CRESTON  #1-8 FED*              CARBON      WY  CRESTON       0.0000000  .0318750  0.37500000  .3093750    $15,123
                  SIBERIA RIDGE,SECTION 14        SWEETWATER  WY  SIBERIA RIDGE                      0.37500000  .3093750   $224,892
                  SIBERIA RIDGE,SECTION 22,NE/4   SWEETWATER  WY  SIBERIA RIDGE                      0.75000000  .6187500   $146,341
                  SIBERIA RIDGE,SECTION 22,NW/4   SWEETWATER  WY  SIBERIA RIDGE                      0.75000000  .6187500   $145,996
                  SIBERIA RIDGE,SECTION 22,SE/4   SWEETWATER  WY  SIBERIA RIDGE                      0.75000000  .6187500   $153,429
                  SIBERIA RIDGE,SECTION 24,NE/4   SWEETWATER  WY  SIBERIA RIDGE                      0.67435420  .5320905   $120,607
                  SIBERIA RIDGE,SECTION 24,SE/4   SWEETWATER  WY  SIBERIA RIDGE                      0.67435420  .5320905   $140,010
                  SIBERIA RIDGE,SECTION 24,NW/4   SWEETWATER  WY  SIBERIA RIDGE                      0.67435420  .5320905   $120,607
                  SIBERIA RIDGE,SECTION 26,NE/4   SWEETWATER  WY  SIBERIA RIDGE                      0.25000000  .2187500    $55,045
                  SIBERIA RIDGE,SECTION 26,SE/4   SWEETWATER  WY  SIBERIA RIDGE                      0.25000000  .2187500    $50,799
                  SIBERIA RIDGE,SECTION 26,SW/4   SWEETWATER  WY  SIBERIA RIDGE                      0.25000000  .2187500    $50,799
                  ECHO SPRINGS 3-2A               CARBON      WY  ECHO SPRINGS                       0.07500000  .0633750         $0
                  STANDARD DRAW 3-36A             CARBON      WY  STANDARD DRAW                      1.00000000  .8450000         $0
                                                                                                                         ===========
                                                                                                 TOTAL ALLOCATED VALUE $47,500,000

*DALEN Resources Oil & Gas Co. (now Enserch Exploration, Inc.) assigned to Tgas Investments LL C. its right, title and interest in and to the oil and gas leases described in Exhibit 'A', insofar, and only insofar, as such leases cover the right to produce from t he Mesaverde formation the wells identified above b y an asterisk. Enserch's lack of record title in such leases, insofar only as they cover the right to produce such wells from the Mesaverde formation, shall not constitute a Defect under Section 7 of the Purchase and Sale Agreement to which this Exhibit is attached.

                                    EXHIBIT C

                           ASSIGNMENT AND BILL OF SALE


      ENSERCH EXPLORATION, INC. ("Grantor"), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), hereby GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, TRANSFERS, SETS OVER, and DELIVERS unto ABRAXAS PETROLEUM CORPORATION whose address is 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, (herein called "Grantee") the following described properties, rights and interests.

            (a) All of Grantor's right, title, and interest in and to the oil, gas and mineral leases described in Exhibit A hereto (and any
      ratifications  and  amendments  to  such  leases,   whether  or  not  such
      ratifications and amendments are described in Exhibit A) and all of Grantor's right, title and interest in and to the fee mineral interests described in Exhibit A, if any; and

            (b) All rights, titles, and interests of Grantor in and to, or otherwise derived from, all presently existing and valid oil, gas and mineral unitization, pooling, and communitization agreements, declarations, and orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and declarations) relating to the properties described in subsection (a) to the extent such rights, titles, and interests are attributable to the properties described in subsection (a); and

            (c) All rights, titles, and interests of Grantor in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts that relate to any of the properties described in subsections (a) and (b) , to the extent such rights, titles, and interests are attributable to the properties described in subsections (a) and (b); and

            (d) All crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description, including without limitation, "line fill" and inventory below the pipeline connection in tanks, insofar as such hydrocarbons may be produced from or are attributable to the properties described in subsections (a) and (b) after the effective date hereof; and.

            (e) All rights, titles, and interests of Setter in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures (including, but not limited to, all wells listed on Exhibit B hereto, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections (a) and (b) and used in connection with the exploration, development, operation, or maintenance thereof.

The properties and interests specified in subsections (a), (b), (c), (d) and (e) are herein sometimes collectively called the "Properties."

      TO HAVE AND TO HOLD the Properties unto Grantee, its successors and assigns, forever.

      EXCEPT FOR A SPECIAL WARRANTY OF TITLE AS HEREINAFTER DESCRIBED, THIS ASSIGNMENT AND BILL OF SALE IS MADE WITHOUT WARRANTIES OR REPRESENTATIONS OF ANY KIND, ALL REPRESENTATIONS AND WARRANTIES BEING EXPRESSLY DISCLAIMED SPECIFICALLY IN THIS CONNECTION, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL EQUIPMENT, OTHER PERSONAL PROPERTY, AND FIXTURES SOLD AND CONVEYED TO GRANTEE ARE SOLD AND CONVEYED ON AN "AS IS" AND "WHERE IS" BASIS, AND GRANTOR EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A
PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. GRANTEE SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS OR OTHER MANMADE FIBERS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM") IN, ON OR UNDER THE PROPERTIES. GRANTEE IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND GRANTEE SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, GRANTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY GRANTOR OR BY GRANTOR'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY GRANTOR OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO GRANTEE SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST GRANTOR AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT GRANTEE'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

TO THE EXTENT OF GRANTOR'S INTEREST IN THE PROPERTIES AS SHOWN ON EXHIBIT B, GRANTOR WARRANTS TITLE BY, THROUGH AND UNDER GRANTOR, BUT NOT OTHERWISE, IT BEING EXPRESSLY UNDERSTOOD THAT THE TERM "GRANTOR" AS USED IN THIS SPECIAL WARRANTY PROVISION REFERS TO ENSERCH EXPLORATION, INC. AND NOT TO ITS PREDECESSORS IN TITLE INCLUDING, BUT NOT LIMITED TO, DALEN CORPORATION, DALEN RESOURCES OM & GAS CO., PG&E RESOURCES COMPANY, PG&E ENTERPRISES AND THEIR PREDECESSORS. THIS SPECIAL WARRANTY SHALL NOT COVER OR PERTAIN TO TITLE AS IT MAY BE AFFECTED BY THAT CERTAIN ASSIGNMENT OF OIL AND GAS LEASES WITH RESERVATION OF PRODUCTION PAYMENT, DATED EFFECTIVE AUGUST 1, 1995, BETWEEN GRANTOR AND TGAS INVESTMENTS L.L.C.

      This Assignment and Bill of Sale is subject to the terms and provisions of that certain Purchase and Sale Agreement, dated May 22, 1996, between Grantor and Grantee.

      This Assignment and Bill of Sale may be executed in several counterparts all of which are identical, except that, to facilitate recordation, in certain counterparts hereof only that portion of Exhibit A that contains specific descriptions of properties located in the recording jurisdiction in which the particular counterpart is to be recorded are included, and other portions of Exhibit A are included by reference only. All such counterparts together shall constitute one and the same instrument. Complete copies of this Assignment and Bill of Sale containing the entire Exhibit A have been retained by Grantor and Grantee.

      IN WITNESS W]HEREOF this Assignment and Bill of Sale has been executed and delivered on , effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 o'clock a.m. local time at the locations of the Properties, respectively, on April 1, 1996.



                              ENSERCH EXPLORATION, INC.

                              By:________________________
                              Name:______________________
                              Title:_____________________


                              ABRAXAS PETROLEUM CORPORATION

                              By:_________________________
                              Name:_______________________
                              Title:______________________

STATE OF TEXAS          ss.
                        ss.
COUNTY OF DALLAS  ss.

     On this _____ day of ________, before me, a Notary Public of said state, duly commissioned and sworn, appeared , known to me to be the person whose name is subscribed to the within instrument as of ENSERCH EXPLORATION, INC., a Texas corporation, and acknowledged to me that such corporation executed the same.

      Witness my hand and official seal.



                              _________________________________
                              Notary Public, State of Texas

My Commission Expires:

______________________


STATE OF TEXAS          ss.
                        ss.
COUNTY OF DALLAS  ss.

     On this _____ day of_______ , before me, a Notary Public of said state, duly commissioned and sworn, appeared , known to me to be the person whose name is subscribed to the within instrument as of ABRAXAS PETROLEUM CORPORATION, a Texas corporation, and acknowledged to me that such corporation executed the same.

      Witness my hand and official seal.



                              ___________________________________
                              Notary Public, State of Texas

My Commission Expires:

__________________________

                                    EXHIBIT D

                               Disclosure Schedule


1.    Certain litigation: None

2.    Certain environmental matters:  None

                                      D-1